GulfMark Offshore Reports
Record Revenue and Operating Income
for the Third Quarter of 2008

October 28, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced results of operations for the third quarter and nine months ended September 30, 2008.  Third quarter highlights include:

•	Revenue of $124.6 Million
•	Operating Income of $50.0 Million Before Gains on Vessel Sales
•	Acquisition of Rigdon Marine Exceeding Expectations
•	Record EPS of $1.69 Before Gains on Vessel Sales

Financial Review

3rd Quarter 2008 Compared to 3rd Quarter 2007

Revenue of $124.6 million for the third quarter of 2008 was $49.9 million, or 66.8%, above the same period in 2007.  Operating income of $50.0 million in the third quarter of 2008, before gains on vessel sales, increased $20.3 million, or 68.6%, over the prior period in 2007.  Net income for the third quarter of 2008, also excluding gains on vessel sales, established a new record of $1.69 per diluted share, when compared to the previous record of $1.59 per diluted share, excluding gains on vessel sales, established in the third quarter of 2006.  The acquisition of Rigdon Marine Corporation (“Rigdon”) was completed on July 1, 2008 and during the third quarter contributed $34.8 million, or 46.6%, of the revenue increase while internal growth across the other operating segments provided $15.1 million, or 20.2% of the increase.  Operating income contribution from the Rigdon acquisition was $14.1 million, or 47.7%, of the increase over the previous year.  Strong operating results from virtually all of the operating segments, excluding the Rigdon contribution, provided an increase of $6.2 million, or 20.9%, in operating income when compared to the third quarter of 2007.

3rd Quarter 2008 Compared to 2nd Quarter 2008
Revenue for the third quarter increased $42.7 million, or 52.2%, over the second quarter of 2008. As referenced above, the Rigdon acquisition provided $34.8 million, or 42.5%, of the revenue increase, quarter over quarter, while internal growth provided $7.9 million, or 9.7% of the quarterly increase.  Operating income, excluding gains on vessel sales, for the third quarter was $19.6 million, or 64.5%, above the previous quarter in 2008 with $14.1 million, or 46.5%, attributable to the Rigdon acquisition and internal growth responsible for $5.5 million, or 18.0%.  Overall, a 3.1% increase was realized in the operating income margin, before gains on vessel sales, in the third quarter when compared to the second quarter of 2008.

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Commentary

Bruce Streeter, President and CEO, commented: “We are very pleased with our third quarter accomplishments. The Rigdon acquisition is providing us with strong incremental improvement in the Americas region and is exceeding our initial estimates. More importantly, all of our operations demonstrated solid revenue and operating income growth during the quarter.

“As reported earlier, we relocated the Sea Kiowa during the quarter from Southeast Asia to Brazil in the Americas region where we now have a total of six vessels. During the third quarter we also took delivery of three new vessels: the AHTS Sea Choctaw, the PSV Knockout, and the crew boat Albacore. In addition, we disposed of two vessels in the third quarter: the Sem Valiant, a small AHTS built in 1981 and the Sea Eagle, a small AHTS built in 1976. Subsequent to the third quarter, we took delivery of the Mako, a 181 foot fast supply vessel, and sold the North Fortune, a large PSV built in 1983, for approximately $19 million. Our fleet now comprises 93 vessels, 70 of which are owned vessels with an average age of less than 8 years. We have one the youngest fleets of our publicly traded peer group and our upcoming deliveries of another 12 vessels through 2010 will provide our customers with one of the safest, most advanced, and youngest fleets available.”

“Our new build program is generally on track; however, we have revised the delivery date estimates due to delays in delivery of key equipment components on two vessels, the Sea Cherokee and the Sea Comanche.  Both of these vessels had been scheduled to be delivered in the fourth quarter of 2008 and we are now expecting them to be delivered during the first quarter of 2009.”

“We are in a period of volatile and uncertain economic conditions and must be prepared to face market conditions as they develop.  We have not seen a decrease in activity in the areas where we operate;   however, our strategy of establishing a significant forward contract position, a diversification of our operating areas and a broad client base, we believe will minimize any near term impact if a decrease in oil and gas expenditures were to occur.  Furthermore, the young age and technical qualifications of our fleet should allow us to do well as new deepwater offshore rigs are delivered and activity develops over the next several years.”

Liquidity and Capital Commitments

Cash flow from operations totaled $128.5 million for the nine months ended September 30, 2008, compared to $86.2 million for the same period in 2007. Cash from operations plus cash on hand were used to fund approximately $93.1 million in capital expenditures, primarily related to the new build program.  Estimated cash commitments for the fourth quarter of 2008 for the new build program are approximately $21.3 million and are expected to be funded from cash on hand.

On July 1, 2008, we closed the Rigdon acquisition, utilizing $152.6 million of our cash on hand at the end of the second quarter and assuming approximately $268.9 million of existing Rigdon debt.  During the quarter, we reduced this indebtedness by approximately $89.8 million.

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Liquidity at quarter-end was $174.7 million, consisting of $84.7 million of working capital and $90.0 million available under the $175.0 revolving credit facility.  Total debt at September 30, 2008 was $487.4 million, comprised of $159.6 million for the 7.75% Senior Notes due 2014, $85.0 million outstanding under our revolving credit facility, and $242.8 under the debt assumed through the Rigdon acquisition.

Conference Call Information

GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EDT on October 29, 2008.  Those interested in participating in the conference call should call 877-381-5943 (international callers should use 793-638-3424) five minutes in advance of the start time and ask for the GulfMark Third Quarter Earnings conference call.  A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 70180115.  The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of GulfMark’s website at www.gulfmark.com or by visiting www.investorcalendar.com.  The webcast will be available for replay until December 29, 2008.  A transcript of the call will be filed with the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of 93 offshore support vessels serving every major offshore energy market throughout the world.

Contact:
Edward A. Guthrie, Executive Vice President, Treasurer & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

Quintin V. Kneen, Vice President – Finance
E-mail:  Quintin.Kneen@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Registrations Statement on form S-3 Dated September 12, 2008 and its Form 10-K for the year ended December 31, 2007. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Statement of Operations (unaudited)	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2008	2008	2008	2007	2007

Revenue	$124,616	$81,893	$83,348	$91,455	$74,717
Direct operating expenses	46,482	29,912	27,698	31,908	26,876
Drydock expense	3,504	2,630	3,692	4,067	3,068
General and administrative expenses	11,123	9,421	8,777	9,612	7,482
Depreciation and amortization expense	13,463	9,515	8,748	8,476	7,615
Gain on sale of assets	(2,347)	(16,407)	(3)	(1,776)	(4,131)
Operating Income	52,391	46,822	34,436	39,168	33,807

Interest expense	(5,151)	(935)	(1,182)	(1,809)	(1,464)
Interest income	385	296	296	451	825
Foreign currency gain (loss) and other	2,278	195	(150)	(520)	134
Income before income taxes	49,903	46,378	33,400	37,290	33,302
Income tax benefit (provision)	(4,484)	403	(1,136)	(24,621)	(2,070)
Net Income	$45,419	$46,781	$32,264	$12,669	$31,232

Earnings per share:
Basic	$1.83	$2.06	$1.43	$0.56	$1.39
Diluted	$1.78	$2.00	$1.40	$0.55	$1.35

Weighted average common shares	24,865	22,661	22,543	22,502	22,497
Weighted average diluted common shares	25,445	23,334	23,116	23,097	23,198

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Operating Statistics	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2008	2008	2008	2007	2007
Revenue by Region (000’s)
North Sea based fleet	$59,169	$53,452	$60,508	$71,882	$58,117
Southeast Asia based fleet	21,094	20,175	16,228	13,154	10,940
Americas based fleet	44,353	8,266	6,612	6,419	5,660

Rates Per Day Worked
North Sea based fleet	$23,449	$21,766	$24,974	$28,324	$22,941
Southeast Asia based fleet	18,844	17,992	14,335	13,475	10,470
Americas based fleet	16,815	15,854	13,062	12,292	11,132

Overall Utilization
North Sea based fleet	94.1%	95.3%	92.4%	93.0%	94.5%
Southeast Asia based fleet	97.2%	86.6%	96.8%	93.2%	96.6%
Americas based fleet	93.9%	85.5%	88.0%	97.0%	94.2%

Average Owned/Chartered Vessels
North Sea based fleet	27.0	27.0	28.3	28.2	28.2
Southeast Asia based fleet	12.8	14.8	13.0	12.0	12.0
Americas based fleet	31.0	7.0	6.3	6.0	6.0
Total	70.8	48.8	47.6	46.2	46.2

Drydock Days
North Sea based fleet	28	51	45	55	60
Southeast Asia based fleet	5	21	13	28	-
Americas based fleet	54	84	37	-	14
Total	87	156	95	83	74

Expenditures (000’s)	$3,504	$2,630	$3,692	$4,067	$3,068

	At October 24, 2008		At October 23, 2007
	2008(2)	2009(3)	2007(2)	2008(3)
Forward Contract Cover(1)
North Sea based fleet	96%	65%	85%	72%
Southeast Asia based fleet	81%	51%	81%	34%
Americas based fleet	92%	53%	100%	88%
Total	91%	57%	86%	64%

(1)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire and includes the newly acquired Rigdon fleet effective July 1, 2008.
(2)Represents three months (10/1-12/31).
 (3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Statement of Operations (unaudited)	Nine Months Ended
	September 30,	September 30,
	2008	2007

Revenue	$289,857	$214,571
Direct operating expenses	104,092	76,478
Drydock expense	9,826	8,539
General and administrative expenses	29,321	22,699
Depreciation and amortization expense	31,726	22,147
Gain on sale of assets	(18,757)	(10,393)
Operating Income	133,649	95,101

Interest expense	(7,268)	(6,114)
Interest income	977	2,696
Foreign currency gain (loss) and other	2,323	222
Income before income taxes	129,681	91,905
Income tax benefit (provision)	(5,217)	(5,599)
Net Income	$124,464	$86,306

Earnings per share:
Basic	$5.33	$3.85
Diluted	$5.19	$3.73

Weighted average common shares	23,358	22,413
Weighted average diluted common shares	23,994	23,127

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Operating Statistics	Nine Months Ended
	September 30,	September 30,
	2008	2007
Revenue by Region (000’s)
North Sea based fleet	$173,129	$169,782
Southeast Asia based fleet	57,497	28,103
Americas based fleet	59,231	16,686

Rates Per Day Worked
North Sea based fleet	$23,389	$22,684
Southeast Asia based fleet	17,062	9,254
Americas based fleet	16,164	11,072

Overall Utilization
North Sea based fleet	93.9%	92.7%
Southeast Asia based fleet	93.2%	93.4%
Americas based fleet	91.7%	94.2%

Average Owned/Chartered Vessels
North Sea based fleet	27.4	28.7
Southeast Asia based fleet	13.5	12.2
Americas based fleet	14.8	6.0
Total	55.7	46.9

Drydock Days
North Sea based fleet	124	145
Southeast Asia based fleet	39	64
Americas based fleet	176	44
Total	339	253

Expenditures (000’s)	$9,826	$8,539

GulfMark Offshore, Inc.
Press Release
October 28, 2008

Owned & Managed Vessels: Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total

Owned Vessels as of June 30, 2008	28	13	6	47

Rigdon Acquisition	-	-	22	22
Newbuild Deliveries	-	1	3	4
Sales	(1)	(2)	-	(3)
Intersegment Transfers	-	(1)	1	-

Owned Vessels as of October 28, 2008	27	11	32	70

Managed Vessels	15	2	6	23

Total Fleet as of October 28, 2008	42	13	38	93

Balance Sheet Data (unaudited) ($000)	As of September 30, 2008	As of December 31, 2007
Cash and cash equivalents	$39,451	$40,119
Working capital	84,685	83,556
Vessel and equipment, net	1,117,749	641,333
Construction in progress	132,577	112,667
Total assets	1,595,321	934,012
Long term debt	468,411	159,558
Shareholders’ equity	886,966	676,091

	Nine Months Ended	Nine Months Ended
Cash Flow Data (unaudited) ($000)	September 30, 2008	September 30, 2007
Cash flow from operating activities	$128,515	$86,243
Cash flow used in investing activities	(190,770)	(111,560)
Cash flow used in financing activities	62,126	238